L:\secdraft\version4\exhib12.doc

                                                                      EXHIBIT 12

                      GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                          Six Months Ended
                                                              June 30,
                                                          1997       1996
                                                        (Dollars in Millions)

Income from continuing operations                       $3,894       $2,896
Income taxes                                             2,142        1,530
Equity in income of associates                             (23)         (64)
Cash dividends received from associates                     12           25
Amortization of capitalized interest                        29           14
                                                         -----        -----
  Income from continuing operations before
    income taxes, undistributed income of
    associates, and amortization of
    capitalized interest                                 6,054        4,401


Fixed charges included in income from
  continuing operations
  Interest and related charges on debt                   2,928        2,835
  Portion of rentals deemed to be interest                 148          132
    Total fixed charges included in income
      from continuing operations                         3,076        2,967
                                                         -----        -----

Earnings available for fixed charges                    $9,130       $7,368
                                                         =====        =====

Fixed charges
  Fixed charges included in income from
    continuing operations                               $3,076       $2,967
  Interest capitalized in the period                        35           27
    Total fixed charges                                 $3,111       $2,994
                                                         =====        =====

Ratios of earnings to fixed charges                        2.93         2.46
                                                           ====         ====































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